UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the Securities
Exchange Act of 1934
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VIKING SYSTEMS, INC.

(Name of Registrant as Specified In Its Charter)

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VIKING SYSTEMS, INC.
134 Flanders Road
Westborough, MA 01581

NOTICE OF STOCKHOLDER ACTION BY WRITTEN CONSENT

TO ALL OF OUR COMMON STOCKHOLDERS:

The purpose of this letter is to inform you that our stockholders holding a majority of the voting rights of our common stock executed written consents in lieu of a special meeting authorizing our board of directors to take all steps necessary to effect a reverse stock split of our common stock in an exchange ratio of 1:50, with our board of directors retaining the discretion of whether to implement the reverse stock split.  Our board of directors previously approved the proposed reverse stock split, but has not yet determined whether to implement it.

The accompanying Information Statement, which describes the reverse stock split in more detail, is being furnished to our stockholders for informational purposes only, pursuant to Section 14(c) of the Securities Exchange Act of 1934, as amended, and the rules and regulations prescribed thereunder. The consents that we have received constitute the only stockholder approval required for the reverse stock split under the Delaware Corporation Law and our articles of incorporation and bylaws.  Pursuant to Rule 14c-2 under the Securities Exchange Act of 1934, as amended, the reverse stock split will not be implemented until at least 20 calendar days after the mailing of the Information Statement to our stockholders.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY. Because the written consent of holders of a majority of our voting power satisfies all applicable stockholder voting requirements, we are not asking you for a proxy; please do not send us one.

This letter is the notice required by Section 228(e) of the Delaware General Corporation Law. We will first mail the Information Statement to stockholders on or about December 7, 2007.

The accompanying Information Statement is for information purposes only. Please read it carefully.

November 27, 2007	By Order of the Board of Directors /s/ William C. Bopp William C. Bopp Chairman of the Board of Directors

VIKING SYSTEMS, INC.

INFORMATION STATEMENT

December 7, 2007

WE ARE NOT ASKING YOU FOR A PROXY AND
YOU ARE REQUESTED NOT TO SEND US A PROXY

This information statement is being mailed on or about December 7, 2007 to the stockholders of record of Viking Systems, Inc. ("us," "our," "we," or the "Company") at the close of business on December 3, 2007, which date we refer to in this information statement as the record date. This information statement is being sent to you for information purposes only. No action is requested or required on your part. This information statement constitutes notice to our stockholders of corporate action by stockholders without a meeting, as required by Section 228 of the Delaware Corporation Law.

This information statement is being furnished to inform you that holders of shares representing a majority of the voting power of shares of our common stock, par value $0.001 per share, have executed written consents in lieu of a special meeting authorizing our board of directors to take all steps necessary to effect a reverse stock split of our common stock in an exchange ratio of 1:50, with our board of directors retaining the discretion of whether to implement the reverse stock split. Our board of directors previously approved the proposed reverse stock split, but has not yet determined whether to implement it.  If our board of directors elects to effect the reverse stock split, we will file a certificate of amendment to our certificate of incorporation, substantially the same as attached in Annex A, with the Delaware Secretary of State. Additional information regarding the reverse stock split is set forth below under "Information About the Reverse Stock Split."

We will bear the expenses relating to this information statement, including expenses in connection with its preparation and mailing, and all documents that now accompany or may in the future supplement it. We contemplate that brokerage houses, custodians, nominees, and fiduciaries will forward this information statement to the beneficial owners of our common stock held of record by these persons and we will reimburse them for their reasonable expenses incurred in this process.

Only one information statement is being delivered to multiple stockholders sharing an address, unless we have received contrary instructions from one or more of the stockholders at such address. We will undertake to deliver promptly upon written or oral request a separate copy of this information statement to a stockholder at a shared address to which a single copy of this information statement was delivered. You may make a written or oral request by sending a written notification to our principal executive offices (address below), stating your name, your shared address, and the address to which we should direct the additional copy or by calling our principal executive offices (number below).  If multiple stockholders sharing an address have received one copy of this information statement and would prefer us to mail each stockholder a separate copy of future mailings, you may send notification to or call our principal executive offices. Additionally, if current stockholders with a shared address received multiple copies of this information statement and would prefer us to mail one copy of future mailings to stockholders at the shared address, notification of that request may also be made by mail or telephone call to our principal executive offices.

Viking Systems, Inc.
134 Flanders Road, Westborough, MA 01581
(508) 366-8882

FORWARD-LOOKING STATEMENTS

This information statement may contain certain forward-looking statements.  Forward-looking statements are those that predict or describe future events or trends and that do not relate solely to historical matters. You can generally identify forward-looking statements as statements containing the words "believe," "expect," "will," "anticipate," "intend," "estimate," "project," "plan," "assume" or other similar expressions, or negatives of those expressions, although not all forward-looking statements contain these identifying words.  Such statements are based on our management's current expectations and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. All statements other than historical facts contained or incorporated by reference in this information statement, regarding our future strategy, future operations, projected financial position, estimated future revenues, projected costs, future prospects, the future of our industry and results that might be obtained by pursuing management's current plans and objectives are forward-looking statements.

Although we believe that the expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such expectations will prove to have been correct. You should not place undue reliance on our forward-looking statements because the matters they describe are subject to known and unknown risks, uncertainties and other unpredictable factors, many of which are beyond our control. Our forward-looking statements are based on the information currently available to us and speak only as of the date of the filing of this information statement, or, in the case of forward-looking statements in documents incorporated by reference, as of the date of the date of the filing of the document that includes the statement. New risks and uncertainties arise from time to time, and it is impossible for us to predict these matters or how they may affect us. Over time, our actual results, performance or achievements will likely differ from the anticipated results, performance or achievements that are expressed or implied by our forward-looking statements, and such difference might be significant and materially adverse to our security holders. We do not undertake and specifically decline any obligation to update any forward-looking statements or to publicly announce the results of any revisions to any statements to reflect new information or future events or developments.

TABLE OF CONTENTS

VOTING SECURITIES	1
DISSENTERS' RIGHT OF APPRAISAL	1
INFORMATION ABOUT THE REVERSE STOCK SPLIT	1
BOARD OF DIRECTORS' RECOMMENDATION	7
INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON	7
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	8
WHERE YOU CAN FIND MORE INFORMATION	10
INCORPORATION OF FINANCIAL INFORMATION	10

VOTING SECURITIES

As of the close of business on the record date, we had 400,000,000 shares of common stock authorized, of which 69,906,675 shares were outstanding, and 25,000,000 shares of preferred stock authorized, of which 7,793 shares were outstanding.  The approval of our class of common stock is required for us to effect the reverse stock split.  Each share of common stock is entitled to one vote. Holders of our preferred stock are not entitled to vote on the reverse stock split.

Under Delaware law and our certificate of incorporation and bylaws, we are entitled to obtain stockholder approval by written consent. Because holders representing a majority of the voting power of our common stock signed written consents in favor of the reverse stock split, our board of directors is authorized, at its discretion, to take all steps necessary to effect the reverse stock split.

DISSENTERS' RIGHT OF APPRAISAL

Under Delaware law and our certificate of incorporation and bylaws, no stockholder has any right to dissent to the proposed reverse stock split and no stockholder entitled to appraisal of or payment for their shares of stock.

INFORMATION ABOUT THE REVERSE STOCK SPLIT

Reasons for the Reverse Stock Split

As discussed in our Current Report on Form 8-K filed with the Securities and Exchange Commission on November 15, 2007, on November 13, 2007, we received approval, subject to execution of final documentation, of a plan to recapitalize our company from 100% of the holders of our Series B Variable Dividend Convertible Preferred Stock, which we refer to in this information statement as our convertible stock, and our 8% Secured Convertible Debentures due February 23, 2009, which we refer to in this information statement as our debentures.  The plan to recapitalize our company, which we refer to in this information statement as the recapitalization plan, calls for an additional investment of between $2.5 and $3.0 million in our common stock, which we refer to in this information statement as the new investment, and a redistribution of our common stock among the current holders of our common stock, convertible stock, debentures and the investors providing the new investment.

The redistribution of our ownership is planned to be implemented through (i) the reverse stock split discussed in this information statement, (ii) exchange agreements (or conversion agreements) we would enter into with holders of our convertible stock and debentures, pursuant to which such holders will exchange (or convert) such securities (including modification of the amount and terms of existing warrants that were issued in connection with such securities) for shares of our common stock; and (iii) subscription agreements we would enter into with those parties making the new investment pursuant to which they will be issued shares of our common stock and warrants to purchase shares of our common stock.

Successful implementation of the recapitalization plan is subject to a variety of risks and we can make no assurances that the recapitalization plan as presented will be implemented successfully, or at all.  If the recapitalization plan is completed as currently proposed, our common stock ownership would be substantially as follows (excluding shares of common stock subject to warrants and stock options):

	Percent Ownership Assuming New Investment of
Stockholder by Type	$2,500,000	$3,000,000
Current common stock	3.3%	3.1%
Current convertible stock	10.0%	9.4%
Current debentures	53.4%	50.0%
New investment	33.3%	37.5%
Total -- All holders	100.0%	100.0%

For each share of common stock issued to the investors providing the new investment, one warrant to purchase a share of our common stock will also be issued.  The warrant will have an exercise price equal to the per share valuation of our company implied by the price per share of our common stock issued for the new investment inclusive of the new capital raised.

The terms of the existing warrants issued in connection with the debentures and convertible stock will be modified and reduced (or exchanged) to provide those holders one warrant for every two shares of common stock issued in exchange for their current debentures and convertible stock.  These modified (or exchanged) warrants will have an exercise price equal to the price of the warrants issued in connection with the new investment.

Our board of directors believes that if the recapitalization plan is implemented, it will provide us with sufficient liquidity until we can begin generating positive cash flow anticipated in the second half of 2008, based upon (i) the $2.5 to $3.0 million of new investment; (ii) the reduced cost structure which is an integral part of our revised strategic direction, as previously disclosed in our Current Report on Form 8-K, filed with the Securities and Exchange Commission on October 15, 2007; and (iii) the revised capital structure of the recapitalization plan, including the corresponding reduction in accrual and payment of interest and dividends regarding the convertible stock and the debentures, as applicable.  However, we can provide no assurance that a breakeven point will be reached in 2008, or at all, or that we will not require additional capital to reach a breakeven point, or otherwise.  If we require additional capital beyond that contemplated by the recapitalization plan, no assurance can be made that such capital will be available to us on commercially reasonable terms, or at all.  Any additional capital required in the future could have a detrimental impact on our stockholders.  We anticipate implementation of the recapitalization plan and receipt of the related funding by December 31, 2007, however, no assurance can be made that this will be implemented by such date, or at all.

As contemplated by the recapitalization plan: (i) John "Jed" Kennedy, a current member of our board of directors, would remain our president and chief operating officer; and (ii) Robert F. Mathews would remain our executive vice president and chief financial officer.

We can provide no assurance that the recapitalization plan or any competing proposal will be adopted by our board of directors or that we will take any other particular action.  Implementation of the recapitalization plan will be subject to a variety of items, including, but not limited to our ability to obtain various approvals from third-parties and our ability to successfully obtain final consents and approvals from holders of our common stock, Convertible Stock and Debentures.

As previously disclosed, if we cannot successfully implement the recapitalization plan, we will consider other options, including legal reorganization protection.

Procedure for Effecting Reverse Stock Split; Effective Date

The authority to implement the reverse stock split will become effective 20 calendar days after the mailing of this information statement to our stockholders. We will first mail this information statement to stockholders on or about December 7, 2007.  Following such 20-day period, our board of directors will be authorized, in its sole discretion, to implement or to abandon the reverse stock split. If our board of directors elects to proceed with the reverse stock split, we will file a certificate of amendment to our certificate of incorporation, substantially the same as attached in Annex A, with the Delaware Secretary of State.  The reverse stock split will become effective on the date of filing of such certificate of amendment to our certificate of incorporation.  If for any reason our board of directors deems it advisable to do so, the reverse stock split may be abandoned at any time prior to the filing of the certificate of amendment to our certificate of incorporation, without further action by our stockholders.

Effect on Authorized and Outstanding Shares

Upon the filing of the certificate of amendment to our certificate of incorporation, without further action on the part of our company or our stockholders, the outstanding shares of our common stock held by stockholders of record as of the filing will be converted into a lesser number of shares of common stock calculated in accordance with the terms of the certificate of amendment to our certificate of incorporation based on a reverse stock split ratio of 1:50.  Immediately following effectiveness of the reverse stock split, assuming there is no change in the number of shares of our common stock outstanding from the current number outstanding of approximately 70,000,000, there will be approximately 1,400,000 shares of our common stock outstanding, not taking into account any shares of common stock that may be issued in lieu of fractional shares.  See "Elimination of Fractional Share Interests," below.

With the exception of the number of shares of common stock outstanding, the rights and preferences of shares of our common stock before and after the reverse stock split would remain the same.  Currently, we are authorized to issue up to a total of 425,000,000 shares of capital stock, consisting of 25,000,000 shares of preferred stock and 400,000,000 shares of common stock.  The reverse stock split would not change the total authorized number of shares of our capital stock.  The par value of our common stock and preferred stock would remain unchanged at $0.001 per share.  We do not anticipate that our financial condition, the percentage of our stock owned by management, the number of our stockholders, or any aspect of our current business would materially change as a result of the reverse stock split.

The reverse stock split would affect all of our stockholders uniformly and would not affect any stockholder's percentage ownership interests in our company, except to the extent that the reverse stock split results in any of our stockholders owning a fractional share. See "Elimination of Fractional Share Interests," below. The common stock issued and outstanding after the reverse stock split would remain fully paid and non-assessable.

Our common stock is currently registered under Section 12(g) of the Securities Exchange Act of 1934, or the Exchange Act, and as a result we are subject to periodic reporting and other requirements. The proposed reverse stock split would not affect the registration of our common stock under the Exchange Act.

Accounting Matters

The reverse stock split would not affect the par value of our common stock. As a result, on the effective date of the reverse stock split the stated par value capital on our balance sheet attributable to our common stock would be reduced and the additional paid-in capital account would be credited with the amount by which the stated capital is reduced. The per-share net income or loss and net book value per share of our common stock would be increased because there would be fewer shares of our common stock outstanding.

We present earnings per share in accordance with Statement of Financial Accounting Standards, or SFAS No. 128, "Earnings per Share," and we will comply with the requirements of SFAS No. 128 with respect to the reverse stock split.  In pertinent part, SFAS No. 128 provides: "If the number of common shares outstanding decreases as a result of a reverse stock split, the computations of basic and diluted earnings per share shall be adjusted retroactively for all periods presented to reflect that change in capital structure. If changes in common stock resulting from reverse stock splits occur after the close of the period but before issuance of the financial statements, the per-share computations for those and any prior-period financial statements presented shall be based on the new number of shares. If any per-share computations reflect such changes in the number of shares, that fact shall be disclosed."

Impact on Options, Warrants and Convertible Securities

If the reverse stock split is effected, the number of shares of our common stock that may be issued upon the exercise of conversion rights held by holders of securities convertible into our common stock will be reduced proportionately based upon the reverse split ratio.  Proportionate adjustments will also be made to the per-share exercise price and the number of shares of our common stock issuable upon the exercise of all outstanding options and warrants entitling the holders to purchase shares of our common stock.  Finally, the number of shares reserved for issuance under our Stock Option Plan will be reduced proportionately based on the 1:50 exchange ratio.

Effect on Registered and Beneficial Stockholders

We intend to treat stockholders holding stock in "street name," through a bank, broker or other nominee, in the same manner as registered stockholders whose shares are registered in their names. Banks, brokers or other nominees will be instructed to effect the reverse split for their beneficial holders, holding the stock in "street name." However, such banks, brokers or other nominees may have different procedures than registered stockholders for processing the reverse split. If you hold your shares with such a bank, broker or other nominee and if you have any questions in this regard, we encourage you to contact your nominee.

Effect on Registered "Book-entry" stockholder

Our registered stockholders may hold some or all of their shares electronically in book-entry form. These stockholders will not have stock certificates evidencing their ownership of the stock. They are, however, provided with a statement reflecting the number of shares registered in their accounts. If you hold registered shares in a book-entry form, you do not need to take any action to receive your post-reverse split shares. A transaction statement will automatically be sent to your address of record indicating the number of shares you hold.

Exchange of Certificates

On the effective date of the reverse stock split, every 50 shares of our common stock will automatically be converted into one share of common stock. No additional action on the part of any stockholder will be required to effect the reverse stock split. Stockholders holding shares in certificate form will not be required to exchange their certificates representing shares of common stock held before the reverse stock split for new certificates representing shares of common stock; please do not send us your stock certificates.  We will send you a new certificate representing your ownership of our common stock following the reverse stock split, including a full additional share in lieu of a fractional share.  Upon receipt, stockholders may return to us their current stock certificates or dispose them because all current stock Certificates will become null and void.

Elimination of Fractional Share Interests

We will not issue fractional shares in connection with the reverse stock split. Instead, all fractional shares would be rounded up, so that a holder of pre-split shares would receive, in lieu of any fraction of a post-split share to which the holder would otherwise be entitled, an entire post-split share. No cash payment would be made to reduce or eliminate any fractional share interest. The result of this rounding-up process would increase slightly the holdings of those stockholders who currently hold a number of pre-split shares in certificate form that would otherwise result in a fractional share after consummating the reverse stock split.

Certain Factors Associated with the Reverse Stock Split

Set forth below are certain potential factors associated with effecting a reverse split:

•           Effect on Liquidity.  The reduced number of shares that would be outstanding immediately after the reverse stock split may adversely affect the liquidity of our common stock.

•           Effect on Market Price.  The reverse stock split may cause an increase in the market price of our common stock, but we cannot predict the actual effect of the reverse stock split on the market price. If the market price of our common stock does increase, it may not increase in proportion to the reduction in the number of shares outstanding as a result of the reverse stock split. Furthermore, the reverse stock split may not lead to a sustained increase in the market price of our common stock. The market price of our common stock may also change as a result of other unrelated factors, including our proposed recapitalization plan, our operating performance and other factors related to our business, as well as general market conditions.

•           Potential Dilution.  Although the proposed reverse stock split will not affect the rights of stockholders or any stockholder's proportionate equity interest in our company, subject to the treatment of fractional shares, the number of authorized shares of common stock will not be reduced.  This will increase significantly the ability of our board of directors to issue authorized and unissued shares without further stockholder action. The issuance in the future of such authorized shares may have the effect of diluting the earnings per share and book value per share, as well as the stock ownership and voting rights, of the currently outstanding shares of common stock.  At this time, other than the recapitalization transaction discussed above and the issuance of shares of common stock upon exercise of outstanding options and warrants, we do not have any plans, proposals or arrangements to issue additional shares of our common stock.

•           Potential Anti-Takeover Effect.  Although the increased proportion of un-issued authorized shares to issued shares could, under certain circumstances, have an anti-takeover effect (for example, by permitting issuances that would dilute the stock ownership of a person seeking to effect a change in the composition of our board of directors or contemplating a tender offer or other transaction for the combination of our company with another company), we are not proposing the reverse stock split in response to any effort to accumulate any of our shares or obtain control of our company, nor are we aware of any such effort.  Our board of directors does not currently contemplate recommending the adoption of any other proposals that could be construed to affect the ability of anyone to take over or change the control of our company.

•           Increased Transaction Costs. The number of shares held by each individual stockholder will be reduced if the reverse split is implemented. This will increase the number of stockholders who hold less than a "round lot," or 100 shares. Typically, the transaction costs to stockholders selling "odd lots" are higher on a per share basis. Consequently, the reverse split could increase the transaction costs to stockholders in the event they wish to sell all or a portion of their position.

Federal Income Tax Consequences

The following description of federal income tax consequences of the reverse stock split is based on the Internal Revenue Code of 1986, as amended, the applicable Treasury Regulations promulgated thereunder, judicial authority, and current administrative rulings and practices as in effect on the date of this information statement. This discussion is for general information only and does not describe all of the tax consequences that may be relevant to a stockholder in light of his particular circumstances or to stockholders subject to special rules (such as dealers in securities, financial institutions, insurance companies, tax-exempt organizations, foreign individuals and entities, and persons who acquired their common stock as compensation). In addition, this summary is limited to stockholders that hold their common stock as capital assets. This discussion also does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction. The tax treatment of each stockholder may vary depending upon the particular facts and circumstances of such stockholder. We urge all stockholders to consult their own tax advisers to determine the particular consequences to each of them of the reverse stock split.

We have not sought and will not seek an opinion of counsel or a ruling from the Internal Revenue Service regarding the federal income tax consequences of the reverse stock split. We believe, however, that because the reverse stock split is not part of a plan to periodically increase or decrease any stockholder's proportionate interest in the assets or earnings and profits of our company, the reverse stock split would have the federal income tax effects described below.

The exchange of pre-split shares for post-split shares should not result in recognition of gain or loss for federal income tax purposes. In the aggregate, a stockholder's basis in the post-split shares would equal that stockholder's basis in the pre-split shares. A stockholder's holding period for the post-split shares would be the same as the holding period for the pre-split shares exchanged therefor. Provided that a stockholder held the pre-split shares as a capital asset, the post-split shares received in exchange therefor would also be held as a capital asset.

Because stockholders are not receiving cash in lieu of any fractional share interest, but instead fractional shares are being rounded up to the next whole share, it is unlikely that stockholders would be treated as if we had redeemed any fractional share interest. It is therefore unlikely that rounding up fractional shares would result in any gain or loss recognition by stockholders.

We should not recognize gain or loss as a result of the reverse stock split.

Change in Control

Under the terms of the recapitalization plan, and after giving effect to the reverse split and the other transactions contemplated under the recapitalization plan, including the new investment and the issuance of common stock upon conversion and in exchange of the convertible stock and debentures, respectively, our company may experience a change in control.  See "INFORMATION ABOUT THE REVERSE STOCK SPLIT--Reasons for the Reverse Stock Split," above.

BOARD OF DIRECTORS RECOMMENDATION

On November 14, 2007, our board of directors approved the proposed reverse stock split, but will only implement it in conjunction with the recapitalization plan.  Our board of directors believes that the reverse stock split, as part of the recapitalization plan, is in the best interests of our company and our stockholders.

To assist in our evaluation of alternative courses of action (including the recapitalization plan) available in light of our previously disclosed financial condition, on October 30, 2007, our board of directors established a special committee of the board of directors.  The special committee membership comprises those members of our board of directors who do not hold investment in either the debentures or convertible stock, and it includes one outside director, Richard M Kipperman, as chairman.

In seeking the approval of the recapitalization plan from the debentures and convertible stock holders, the special committee also requested from them any alternative proposal that had committed funding adequate to permit us to continue our operations without a court-supervised reorganization.  None, other than the recapitalization plan, was forthcoming.  Any such alternative proposal should be delivered to the special committee as soon as possible, such that it may be considered.

INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

The recapitalization plan was presented to our board of directors by an investment group led by William C. Bopp, the current chairman of our board of directors and also a debenture holder.  Under the terms of the recapitalization plan, following its implementation, Mr. Bopp would continue to serve as chairman of our board of directors and become our chief executive officer.  The recapitalization plan provides that Mr. Bopp would enter into a 24 month lock-up agreement regarding his holdings of our common stock.  J. Winder Hughes, a current member of our board of directors and also a debenture holder, is also a member of Mr. Bopp's investment group.  Mr. Bopp currently holds approximately $1,400,000 in original principal amount of debentures.

Assuming the recapitalization plan is carried out as discussed herein, effective upon completion of the recapitalization plan, Mr. Bopp will beneficially own between approximately 27.5% and 29.4% of the issued and outstanding shares of our common stock; the holders of our convertible debentures as a group will beneficially own between approximately 41.2% and 44.0% of the issued and outstanding shares of our common stock; and certain holders of our convertible debentures and/or convertible stock as a group who participate in the new investment will additionally hold between approximately 13.3% and 18.8% of our common stock, though none of them are affiliates of each other or have agreed to act in concert with respect to their stock holdings.  The remaining common stock (between approximately 3.1% and 3.3%) will be held by our current common stock holders.

Except as noted above, and in their capacity as common stockholders, none of our officers, directors or any of their respective associates has any interest in the reverse stock split.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our common stock as of November 16, 2007 with respect to (i) each of our officers and directors; (ii) all of our officers and directors as a group; and (iii) all persons which we, pursuant to filings with the SEC and our stock transfer record by each person or group, know to own more than 5% of the outstanding shares of our common stock.

Name	Number of Shares Beneficially Owned (1)	% of Class (1)
Donald E. Tucker (2)	33,252,316	45.3%
William C. Bopp, Chairman of the Board and Director (3)	15,555,556	18.2%
J. Winder Hughes, Director (4)	11,458,344	14.1%
Brian Miller (5)	5,775,555	8.0%
John Kennedy, Director (6)	910,000	1.3%
John Conaton, Secretary (7)	70,000	*
Lonna Williams (8)	656,000	*
Joseph A. Warrino (9)	426,000	*
Daniel F. Crowley (10)	237,500	*
Nathan J. Harrison, M.D. (11)	85,000	*
Gregory M. Decker (12)	56,000	*
Robert F. Mathews, Chief Financial Officer	-	*
Richard Kipperman, Director	-	*
Dr. Michael J. Manyak (13)	-	*
Midsummer Investment, LTD (14)	45,601,599	40.2%
Bushido Capital Master Fund, L.P. (15)	19,160,807	21.7%
Crestview Capital Master, LLC (16)	15,029,871	17.8%
CAMOFI Master LDC (17)	14,444,445	17.2%
Vision Opportunity Master Fund, Ltd. (18)	11,920,661	15.5%
St. Cloud Capital Partners (19)	10,416,666	14.5%
Gryphon Master Fund, LP (20)	9,500,685	12.0%
Rockmore Investment Master Fund, LTD (21)	7,926,529	10.2%
GSSF Master Fund, LP (22)	7,783,181	10.1%
Pierce Diversified Strategy Master Fund, LLC (23)	5,757,991	7.6%
TL Investments GMBH (24)	5,555,556	7.4%
Glengar International (25)	4,625,000	6.3%
All current officers and directors as a group (six persons) (26)	27,993,900	36.1%

*	Less than 1%.

(1)
For purposes of this table beneficial ownership is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, pursuant to which a person or group of persons is deemed to have beneficial ownership of any common stock that such person or group has the right to acquire within 60 days after November 19, 2007.  For purposes of computing the percentage of outstanding common stock held by each person or group of persons named above, any shares that such person or group has the right to acquire within 60 days after November 19, 2007 are deemed outstanding but are not deemed to be outstanding for purposes of computing the percentage ownership of any other person or group.  As of November 16, 2007, we had 69,906,675 shares of common stock issued and outstanding.

(2)
Share ownership information based solely on records we maintained through date of Mr. Tucker's resignation from our board of directors on November 7, 2007.  Previously, on October 12, 2007, Mr. Tucker resigned as our president and chief executive officer.  Consists of (i) 144,000 shares of common stock issuable upon exercise of options, (ii) 833,333 shares of common stock issuable upon exercise of warrants, (iii) 2,500,000 shares of common stock issuable upon conversion of debentures, and (iv) 29,774,983 shares of common stock.

(3)	Consists of (i) 3,888,889 shares of common stock issuable upon exercise of warrants, and (ii) 11,666,667 shares of common stock issuable upon conversion of debentures.

(4)
Consists of (i) 2,777,778 shares of common stock issuable upon exercise of warrants, (ii) 8,333,333 shares of common stock issuable upon conversion of debentures, and (iii) 347,233 shares of common stock.  All such shares are held by The Focus Fund, L.P.  Mr. Hughes is the managing member of The Focus Fund and, as such, has the power to direct the vote and disposition of these shares.  Mr. Hughes disclaims beneficial ownership of these shares.

(5)
Share ownership information based solely on records we maintained through the date of Mr. Miller's resignation from our board of directors on November 5, 2007.  Consists of (i) 20,000 shares of common stock issuable upon exercise of options, (ii) 555,556 shares of common stock issuable upon exercise of warrants, (iii) 1,666,667 shares of common stock issuable upon conversion of debentures, and (iv) 3,533,333 shares of common stock.

(6)	Consists of 910,000 shares of common stock issuable upon exercise of options.

(7)	Consists of 70,000 shares of common stock issuable upon exercise of options.

(8)
Share ownership information based solely on records we maintained through date of Ms. William's termination of employment with us on March 29, 2007.  Consists of (i) 631,000 shares of common stock issuable upon exercise of options, and (ii) 25,000 shares of common stock.

(9)
Share ownership information based solely on records we maintained through date of Mr. Warrino's resignation as our chief financial officer on May 31, 2006.  Consists of 426,000 shares of common stock issuable upon exercise of options.

(10)
Share ownership information based solely on records we maintained through date of Mr. Crowley's resignation from our board of directors on October 6, 2007.  Consists of (i) 30,000 shares of common stock issuable upon exercise of options, and (ii) 207,500 shares of common stock.

(11)
Share ownership information based solely on records we maintained through date of Dr. Harrison's resignation from our board of directors on October 6, 2007.  Consists of (i) 30,000 shares of common stock issuable upon exercise of options, and (ii) 55,000 shares of common stock.

(12)
Share ownership information based solely on records we maintained through date of Mr. Decker's termination of employment with us on May 10, 2007.  Consists of 56,000 shares of common stock issuable upon exercise of options.

(13)	Share ownership information based solely on records we maintained through date of Dr. Manyak's resignation from our board of directors on October 6, 2007.

(14)
Consists of (i) 14,583,333 shares of common stock issuable upon exercise of warrants, (ii) 12,500,000 shares of common stock issuable upon conversion of debentures, (iii) 16,390,411 shares of common stock issuable upon conversion of preferred stock, and (iv) 2,127,855 shares of common stock.

(15)
Consists of (i) 6,451,102 shares of common stock issuable upon exercise of warrants, (iii) 2,647,233 shares of common stock issuable upon conversion of debentures, (iv) 9,154,013 shares of common stock issuable upon conversion of preferred stock, and (v) 908,459 shares of common stock.

(16)
Consists of (i) 5,486,111 shares of common stock issuable upon exercise of warrants, (ii) 2,083,333 shares of common stock issuable upon conversion of debentures, (iii) 6,849,315 shares of common stock issuable upon conversion of preferred stock, and (iv) 611,111 shares of common stock.

(17)
Consists of (i) 3,472,222 shares of common stock issuable upon exercise of warrants, (ii) 10,416,667 shares of common stock issuable upon conversion of debentures, and (iii) 555,556 shares of common stock.

(18)	Consists of (i) 4,513,889 shares of common stock issuable upon exercise of warrants, (ii) 833,333 shares of common stock issuable upon conversion of debentures, (iii) 1,712,329 shares of common stock issuable upon conversion of preferred stock, and (iv) 4,861,109 shares of common stock.

(19)	Consists of (i) 2,083,333 shares of common stock issuable upon exercise of warrants, and (ii) 8,333,333 shares of common stock.

(20)
Consists of (i) 3,437,500 shares of common stock issuable upon exercise of warrants, (ii) 5,650,685 shares of common stock issuable upon conversion of preferred stock, and (iii) 412,500 shares of common stock.

(21)
Consists of (i) 3,125,000 shares of common stock issuable upon exercise of warrants, (ii) 4,452,055 shares of common stock issuable upon conversion of preferred stock, and (iii) 349,474 shares of common stock.

(22)
Consists of (i) 2,465,278 shares of common stock issuable upon exercise of warrants, (ii) 2,083,333 shares of common stock issuable upon conversion of debentures, (iii) 2,910,959 shares of common stock issuable upon conversion of preferred stock, and (iv) 323,611 shares of common stock.

(23)
Consists of (i) 2,083,333 shares of common stock issuable upon exercise of warrants, (ii) 3,424,658 shares of common stock issuable upon conversion of preferred stock, and (iii) 250,000 shares of common stock.

(24)	Consists of (i) 1,388,889 shares of common stock issuable upon exercise of warrants, and (ii) 4,166,667 shares of common stock issuable upon conversion of debentures.

(25)
Consists of (i) 1,041,666 shares of common stock issuable upon exercise of warrants, (ii) 2,083,333 shares of common stock issuable upon conversion of debentures, and (iii) 1,500,000 shares of common stock.

(26)	Only reflects the beneficial ownership of our current officers and directors (i.e., Messrs. Bopp, Conaton, Hughes, Kennedy, Kipperman and Mathews)

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information and reporting requirements of the Exchange Act and in accordance with the Exchange Act, we file periodic reports, documents, and other information with the SEC relating to our business, financial statements, and other matters. These reports and other information may be inspected and are available for copying at the offices of the SEC, 100 F Street, N.E., Washington, DC 20549. Our SEC filings are also available to the public on the SEC's website at http://www.sec.gov.

INCORPORATION OF FINANCIAL INFORMATION

We incorporate by reference into this information statement the information in certain documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents. We incorporate by reference into this information statement the following documents we have previously filed with the SEC: our annual report on Form 10-KSB for the fiscal year ended December 31, 2006, and our quarterly report on Form 10-Q for the quarterly period ended March 31, 2007, and June 30, 2007.  You may request a copy of these filings at no cost, by writing or telephoning us at the following address:

Viking Systems, Inc.
134 Flanders Road
Westborough, MA 01581
(508) 366-8882

Annex A

CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
VIKING SYSTEMS, INC.

Viking Systems, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

DOES HEREBY CERTIFY THAT:

FIRST:  The Board of Directors of Viking Systems Inc. (the “Corporation”), at a meeting duly adopted the following resolution setting forth a proposed amendment to the Certificate of Incorporation of the Corporation, declaring said amendment to be advisable and calling for consideration thereof by the stockholders of the Corporation.  The resolution setting forth the proposed amendment is as follows:

RESOLVED, that Article IV of the Certificate of Incorporation of Viking Systems, Inc. shall be amended in its entirety so as to provide as set forth on Exhibit A hereto.

SECOND:  Thereafter, pursuant to a resolution of the Board of Directors, the holders of a majority of the outstanding shares of the common stock of the Corporation voted in favor of the amendment.

THIRD:  The amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.  With respect to such adoption, written consent of the stockholders of the Corporation has been given in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware and written notice has been given as provided in Section 228.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its duly authorized officer as of December ___, 2007.

(SEAL)                                                                                                                                                VIKING SYSTEMS, INC.

By:	/s/ Robert F. Mathews
Robert F. Mathews,
Chief Financial Officer

EXHIBIT A

ARTICLE IV.

(A) The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.”  The total number of shares which the Corporation is authorized to issue is Four Hundred Twenty-Five Million (425,000,000) shares, each with a par value of $0.001 per share.  Four Hundred Million (400,000,000) shares shall be Common Stock and Twenty-Five Million (25,000,000) shares shall be Preferred Stock.

(B) The Preferred Stock may be issued from time to time in one or more series.  The Board of Directors is hereby authorized, by filing a certificate pursuant to the applicable law of the State of Delaware and within the limitations and restrictions stated in this Certificate of Incorporation, to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock and the number of shares constituting any such series and the designation thereof, or any of them; and to increase or decrease the number of shares of any series subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding.  In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of each series.

(C) At the time this amendment to the Certificate of Incorporation becomes effective (the “Effective Time”) pursuant to the Delaware General Corporation Law, and without any further action on the part of the Corporation or its stockholders:  (i) the Corporation’s Common Stock issued and outstanding immediately prior to the Effective Time (the “Old Common Stock”) shall be converted into shares of the Common Stock and combined at the rate of one share of Common Stock for each fifty shares of Old Common Stock, so as to effect a one-for-fifty reverse split.  At the Effective Time, the certificates representing shares of the Old Common Stock, the shall be deemed cancelled and shall not be recognized as outstanding on the books of the Corporation for any purpose.  Thereupon: (i) there shall be issued and delivered to each holder of Old Common Stock, promptly in such holder’s name and at the address as shown on the records of the Corporation, a certificate for the number of shares of Common Stock into which the shares of Old Common Stock were combined, provided, however that the Corporation shall not issue any fractional shares of Common Stock, but that fractional shares shall be rounded up to the next whole share.

(C) The holders of shares of Common Stock shall not have cumulative voting rights.

(D) No holder of shares of Common Stock shall be entitled to preemptive or subscription rights.

A-1